Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:35 AM 03/15/2013
FILED 09:33 AM 03/15/2013
SRV 130318552 - 2164821 FILE

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
SOURCE FINANCIAL, INC.

Source Financial, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
FIRST:The name of the Corporation is Source Financial, Inc.

SECOND:This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on June 24, 1988 (the “Certificate of Incorporation”) and any amendments thereto.

THIRD:The Article numbered FOURTH of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

FOURTH

The total number of shares of stock which the Corporation has authority to issue is Five Hundred Ten Million (510,000,000) shares, which shall consist of (i) 500,000,000 shares of common stock, $.001 par value per share and (ii) 10,000,000 shares of preferred stock, $.01 par value per share.

Without regard to any other provision of this Certificate of Incorporation, each one hundred (100) shares of common stock issued and outstanding (and including each fractional share held by any stockholder and each fractional interest held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and hereby is automatically reclassified and changed (without any further act) into one (1) fully-paid and nonassessable shares of common stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 100 to 1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 13th day of March, 2013.

SOURCE FINANCIAL, INC.

By:	/s/ Edward DeFeudis
Name: Edward DeFeudis
Title: President